Exhibit 4.1

VIVAKOR, INC.

SECURED PROMISSORY NOTE

May 31, 2023	Up To $1,950,000

VIVAKOR, INC., a Nevada corporation (“Borrower”), hereby promises to pay to the order of ALDALI INT’L. FOR GEN. TRADING & CONT. CO., a Kuwaiti entity (“Holder” or “Lender”) the principal amount of up to ONE MILLION NINE HUNDRED FIFTY THOUSAND AND 00/100 U.S. Dollars ($1,950,000.00), (the “Principal Amount”), pursuant to the terms and conditions hereof, together with simple interest thereon accruing on the outstanding principal balance hereof at a rate per annum equal to fifteen percent (15%) (the “Interest Rate”).

1. Purpose of Loan. The proceeds of the Advances pursuant to this Note shall be used by Borrower for the purpose of refurbishing, relocating and fulling installing Borrower’s Remediation Processing Center currently located in Vernal, Utah (the “RPC”) to DIC’s location in Kuwait.

2. Funding Of Loan/Timeline for Delivery of RPC. DIC will loan the Principal Amount to Borrower under the following schedule:

Threshhold for Payment	Payment Amount
Signing and Delivery of Note	$405,356
D&M and Subcontractor mobliziation at Vernal work site*	$262,719
DIC visit subcontractor and purchase order signed by Borrower*	$344,574
RPC leaving Utah/USA	$208,002
RPC arriving in Kuwait	$208,753
Commencing reassembly of RPC in Kuwait	$195,045
Vivakor confirming installation resources	$175,045
RPC fully installed/prior to commissioning starts	$37,582

*	payments may change based on what happens prior

All payments will be made to the following Borrower account:

Via wire transfer: pursuant to wire instructions provided from time to time by Holder for deposit into an account designated from time to time by Holder for Holder’s benefit; provided, however, that (i) such funds are received no later than 11:00 a.m. (Houston time) on the date specified herein, and (ii) any payment received by Holder later than 11:00 a.m. (Houston time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

Assuming the above funding thresholds are met, Borrower will deliver the RPC to Houston, Texas, ready to ship, within 6 weeks from the date the Borrower begins dismantling the machine in Vernal, Utah. Due to recent snowfall, the Borrower has been delayed in starting the dismantling process. The Borrower and Lender will mutually agree in writing when the dismantling process begins (the “Dismantling Date”).

The Borrower has no control over the timeline once the RPC is delivered to Houston, Texas ready ship. However, the Borrower agrees to have 3rd party vendor staff on-site at the Lender’s facility within one week after the Lender notifies the Borrower that the RPC has cleared customs and is on-site at the Lender’s facility in Kuwait (the “Kuwait Notice”).

3. Interest. Interest shall accrue at the rate of the Interest Rate on the unpaid Principal Amount of this Note outstanding from time to time from and after the date hereof, or (if less) at the highest rate then permitted under applicable law (“Interest”) until the Principal Amount is indefeasibly paid in full.

4. Repayment of Loan.

(a) Borrower will repay the amounts due under this Note from the operations of the RPC. Under the terms of other agreements between the Borrower and the Lender, the Borrower is entitled to $20 per ton of material processed through the RPC from the Lender. In order to repay the amounts due hereunder, Lender will deduct $12 per ton of material processed from the amounts due to Borrower until all amounts (principal and interest) due hereunder have been repaid.

(b) Borrower may prepay all or any portion of the outstanding Principal and/or Interest of the Note prior to the date then due, without prior written consent of Holder and without cost or expense.

(c) All payments by Borrower hereunder shall be made in the lawful money of the United States of America in immediately available funds on the date specified herein.

(d) All payments due hereunder shall be delivered to Holder by Holder withholding amounts due to the Borrower from the operations of the RPC.

5. Security Interest. Borrower has granted to Holder a security interest to secure repayment of this Note as follows:

(a) In order to secure the Borrower’s repayment of the amounts due hereunder, the Borrower is issuing the Lender an option to purchase 1,000,000 shares of the Lender’s common stock at an exercise price of $1.179 per share (the closing price on May 31, 2023) in the form attached hereto as Exhibit A (the “Stock Option”). At any time there are amounts due to Lender under this Note, the Lender may use the amounts then outstanding to purchase some or all of the shares under the Stock Option by using the outstanding amounts has payment of the exercise price under the Stock Option in accordance with the terms of the Stock Option. The Company agrees to issue to its transfer agent a Letter of Instructions in the form attached hereto as Exhibit B in order to reserve 1,000,000 shares from the Company’s authorized common stock to remain in effect for as long as any amounts are due and owing to the Lender under this Note.

(b) As additional security for the repayment of the amounts due hereunder, the Borrower hereby grants the Lender a security interest in the trial remediation processing center that is currently on-site in Kuwait at the DIC facility. Borrower represents that there are no liens on the trial remediation processing center and no other encumbrances except the Borrower is obligated to pay 25% of the gross revenue Borrower receives from the operation of the trial remediation processing center to certain third party investors. Once all amounts due hereunder are paid in full by the Borrower then this security interest is void and of no force or effect. The Borrower agrees not to place any future liens or encumbrances on the trial remediation processing center without consent of the Lender until all amounts due hereunder have been paid in full.

(c) As additional security for the repayment of the amounts due hereunder, the Borrower hereby grants the Lender a security interest in the RPC. Borrower represents that there are no liens on the RPC and no other encumbrances except the Borrower is obligated to pay 25% of the gross revenue Borrower receives from the operation of the RPC to certain third party investors. Once all amounts due hereunder are paid in full by the Borrower then this security interest is void and of no force or effect. The Borrower agrees not to place any future liens or encumbrances on the RPC without consent of the Lender until all amounts due hereunder have been paid in full.

6. Events of Default. In the event the Borrower does not have the RPC at a port in Houston, Texas ready to ship within six weeks after the Dismantling Date, then the Borrower agrees to a $5,000 per day penalty. In the event the Borrower does not have staff (company or third party) on-site at the Lender’s facility in Kuwait within one week after receipt of the Kuwait Notice, then Borrower agrees to a $5,000 per day penalty until such staff is on-site. Any penalties hereunder will be added to principal amount due and owing under this Note.

7. Amendment and Waiver/Assignment. The provisions of this Note may be amended only if Borrower has obtained the prior written consent of Holder in its sole and absolute discretion. Holder may not assign this Note, and its rights hereunder, without the prior written consent of Borrower.

8. Usury Laws. It is the intention of Borrower and Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.

9. No Waiver. No delay by Holder in exercising any power or privilege hereunder, nor any single or partial exercise of any power or privilege hereunder, shall preclude any other or further exercise thereof, the exercise of any other power or privilege hereunder.

10. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	Vivakor, Inc.

with a copy to:

If to Holder:	Aldali Int’l. for Gen. Trading & Cont. Co. (DIC)

Email:

11. Construction. The headings in the paragraphs of this Note are for convenience only and shall not constitute a part hereof. Whenever the context so requires, the masculine shall include the feminine and the neuter, the singular shall include the plural, and conversely. The terms and all parts of this Note shall in all cases be interpreted simply and according to their plain meaning and neither for nor against any party hereto.

12. Time of the Essence. Time is hereby expressly declared to be of the essence of this Note and of every provision hereof.

13. Governing Law/Venue. This Note shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Texas without giving effect to conflict of laws principals, and shall not be construed strictly against the drafter hereof. The venue for any legal action related to this Note shall be the federal courts having jurisdiction over Houston, Texas.

(Signatures on Next Page)

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of May 31, 2023.

VIVAKOR, INC.,
a Nevada corporation

By
James Ballengee, CEO

Exhibit A

Stock Option

A-1

Exhibit B

Letter of Instruction to Transfer Agent

B-1